EXHIBIT 10.5

Amendment No. 1

to

Split-Dollar Agreement

Ronald L. Turner

This Amendment, dated October 25, 2006, amends certain provisions of the Split-Dollar Agreement dated as of January 25, 2002 and memorialized in an instrument executed July 6, 2002 (“Agreement”), between Ceridian Corporation (the “Company”) and Ronald L. Turner (“Executive”) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder.

Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings given to them in the Agreement.  In consideration of the material promises and obligations contained in the Agreement as modified by this Amendment, Executive and the Company agree to amend the Agreement as follows:

1.             Section 8 is amended effective January 1, 2005 by adding a new Section 8(d) to read as follows:

“(d)         Termination of Employment.  Executive will be treated as terminating employment with the Company if (i) his employment relationship is severed with the Company and all persons with whom the Company would be considered a single employer under Section 414(b) or 414(c) of the Code (“affiliates”) provided such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, or (ii) he experiences a change in employment status with the Company and its “affiliates” that constitutes a “separation from service” within the meaning of Section 409A of the Code.”

2.             Section 8 is amended effective January 1, 2005, by adding a new Section 8(e) to read as follows:

“(e)         Six-Month Suspension for Specified Key Employee.  If, upon a termination of employment Executive is a “specified employee” for purposes of complying with the requirements of Section 409A(a)(2)(B)(i) of the Code, the Policy to be transferred under Section 8(b) and any payments due under Section 8(c) (including any tax gross-up payment), will not be transferred or paid to Executive prior to the first day that immediately follows the date that is six (6) months after the date of the Executive’s termination of employment (or, if earlier, upon the Executive’s death) and during such six-month period, the Company agrees not to take any action or exercise any rights that will cause a diminution in the value of the Policy.”

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.  Following the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “herein,” “hereof,” or words of like impact shall mean and be a reference to the Agreement as amended by this Amendment.

EXECUTIVE	CERIDIAN CORPORATION

/s/ Ronald L. Turner	By:	/s/ Gary M. Nelson
Ronald L. Turner
Address:		Name: Gary M. Nelson
Title: Executive Vice President, Chief
Administrative Officer, General Counsel and
Corporate Secretary